EXHIBIT 23.2

March 10, 2011

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549
United States of America

Dear Sir/Madam,

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference into the registration statements on Form S-3 (File Nos. 333-150949, 333-159892 and 333-163388) of our report dated March 19, 2009 relating to the consolidated balance sheet of Yongye International, Inc. and subsidiaries as of December 31, 2008 and the related consolidated statements of income, stockholder’s equity and comprehensive income, and cash flows for the year then ended.  We also consent to the use of our name and the reference to our firm under the caption “Experts” in the above-referenced registration statements.

MSPC
Certified Public Accountants and Advisors, P.C.

New York, New York